Exhibit 99.1
EXECUTION VERSION
IRREVOCABLE VOTING DEED AND
CORPORATE REPRESENTATIVE APPOINTMENT
          This IRREVOCABLE VOTING DEED AND CORPORATE REPRESENTATIVE APPOINTMENT (this “Deed”) is made on May 18, 2009, by and among (1) RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”) (RSL Savannah together with all RSL Permitted Transferees (including Ronald S. Lauder (“RSL”)) and their respective successors, permitted assigns, heirs and legal representatives are herein referred to as the “RSL Investors”), (2) Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“TW”) (TW together with all TW Permitted Transferees and their respective successors, permitted assigns, heirs and legal representatives are herein referred to as the “TW Investors”) and (3) Central European Media Enterprises Ltd., a Bermuda company (the “Company”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Investor Rights Agreement, dated as of the date hereof, by and among RSL, RSL Savannah, RSL Investment LLC, a Delaware limited liability company, RSL Investments Corporation, a Delaware corporation, TW, the Company and the other parties set forth therein (as such may amended, modified, or supplemented from time to time, the “Investor Rights Agreement”).
Recitals.
          WHEREAS, the Company and TW Media Holdings LLC, a Delaware limited liability company (“TWMH”) entered into that certain Subscription Agreement, dated as of March 22, 2009 (the “Subscription Agreement”);
          WHEREAS, TWMH has assigned its rights and obligations under the Subscription Agreement to TW, pursuant to the terms of that certain Assignment and Assumption Agreement, dated May 1, 2009, by and between TWMH and TW;
          WHEREAS, the Company has, at the same time as entering into this Deed, issued to TW four million five hundred thousand (4,500,000) Class B Common Shares (the “TW Class B Common Shares”) and fourteen million five hundred thousand (14,500,000) Class A Common Shares (the “TW Class A Common Shares” and, together with the TW Class B Common Shares, the “TW Shares”), on the terms and conditions set forth in the Subscription Agreement;
          WHEREAS, RSL is the sole member of RSL Savannah LLC;
          WHEREAS, TW hereby agrees that RSL Savannah or such other Permitted Holder (as defined below) as RSL Savannah may from time to time nominate for such purpose (the “Voting Rights Holder”) shall have the exclusive right, and RSL Savannah hereby accepts such right, on the terms and conditions set forth herein, to exercise the power to vote, except in connection with any action, vote or consent to be taken or given in respect of the exclusions to the appointment described in Section 4 below, (a) any and all TW Shares owned by the TW Investors, (b) any and all Class A Common Shares, Class B Common Shares or any other Equity Securities owned by the TW Investors that any TW Investor may acquire hereafter and (c) any

Equity Securities owned by the TW Investors issued or issuable in exchange for or with respect to or otherwise deriving from any such TW Shares, Class A Common Shares, Class B Common Shares or such other Equity Securities, whether (i) by way of dividend, split, subdivision, conversion or consolidation of shares or (ii) in connection with a reclassification, recapitalization, amalgamation, merger, consolidation, going private, tender offer, change of control, other reorganization or similar transaction, and in each case in clauses (a) through (c) above, whether owned beneficially or of record, after the date hereof (including, without limitation, all Class A Common Shares and/or Class B Common Shares Transferred to any TW Investor by an RSL Investor or an Affiliate thereof) (collectively, the “Subject Shares”);
          WHEREAS, in connection therewith, the parties hereto desire to enter into this Deed to provide for certain matters with respect to voting of the Subject Shares; and
          WHEREAS, TW hereby agrees and acknowledges that the entry by it into this Deed, on the terms and conditions set forth herein, is a condition to the entry by the Company into the Subscription Agreement.
          NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          1. Right to Vote the Subject Shares. Effective as of the Closing Date, each TW Investor hereby irrevocably agrees in relation to the Subject Shares that the Voting Rights Holder shall be entitled to exercise, in its absolute discretion and to the exclusion of the TW Investors in respect of the Subject Shares, all the voting rights of each of the TW Investors with respect to the Subject Shares (the “TW Voting Rights”) until such time as this Deed terminates in accordance with its terms; provided, however, that the TW Voting Rights with respect to the Subject Shares shall remain with the TW Investors in connection with any action, vote or consent to be taken or given in respect of the exclusions to the appointment described in Section 4 below (only to the extent of such exclusion and only in respect of the Subject Shares). The Voting Rights Holder shall take any and all steps that it deems reasonably necessary in order to carry out its appointment hereunder and TW hereby agrees to take, and agrees to procure that each TW Investor takes, upon the request of the Voting Rights Holder, such further action and to execute and to cause to be executed such other instruments as necessary to effectuate the intent of this Deed. TW hereby irrevocably undertakes, to the Voting Rights Holder and the Company, and agrees to procure that each TW Investor undertakes to the Voting Rights Holder and the Company, not to appoint any Person (other than a Voting Rights Holder) as its representative, proxy or attorney to attend any general meeting of the Company or to sign any written resolution of shareholders of the Company or otherwise to exercise any of the TW Voting Rights except, with respect to the Subject Shares only, in connection with any action, vote or consent to be taken or given in respect of the exclusions to the appointment described in Section 4 below (only to the extent of such exclusion and only in respect of the Subject Shares). Prior to the Transfer of any Subject Shares, to the fullest extent permitted by applicable Law in the case of any Involuntary Transfer, TW shall cause any TW Permitted Transferee of any Subject Shares, as a condition of its receipt of the Subject Shares, to execute a joinder to this Deed in the form attached hereto as Exhibit A, whereby such transferee agrees to be bound by this Deed, and to be treated as, and be entitled to the benefits of, and subject to the obligations and restrictions applicable to, TW and a TW Investor for all purposes of this Deed. The Company shall be entitled to refuse to (i) register any Transfer of any Subject Shares if the relevant recipient has not executed such a joinder to this Deed and (ii) recognize any vote not in accordance with the terms of this Deed.
          2. Irrevocable Appointment of Representative. Effective as of the Closing Date, as security for their respective obligations hereunder, and subject to the provisions of Section 5 herein, each TW Investor hereby irrevocably (to the fullest extent permitted by Bermuda Law) constitutes and appoints (and will procure that each registered holder from time to time of any of the Subject Shares will constitute and appoint), except in connection with any action, vote or consent to be taken or given in respect of the exclusions to the appointment described in Section 4 below (only to the extent of such exclusion), the Voting Rights Holder’s designee (which designee shall be a Person set forth on Schedule B hereto) as the true and lawful corporate representative of each TW Investor (the “Representative”), to the fullest extent of each such Person’s voting rights with respect to the Subject Shares held by them, until such time as this Deed terminates in accordance with its terms. It is acknowledged that the appointment of the Representative under this Deed takes effect as a corporate representative appointment for the purposes of the Bye-laws of the Company.
          3. Power to Appoint Proxy. Effective as of the Closing Date, and subject to Section 5 below, each TW Investor hereby irrevocably authorizes the Voting Rights Holder to appoint from time to time on its behalf any of the Persons set forth on Schedule B hereto as its true and lawful proxy that shall be deemed to be coupled with a proprietary interest of the Voting Rights Holder (the “Proxies”), to exercise the TW Voting Rights, except in connection with any action, vote or consent to be taken or given in respect of the exclusions to the appointment described in Section 4 below (only to the extent of such exclusion). Such power shall continue until such time as this Deed terminates in accordance with its terms. As further security for their respective obligations hereunder each TW Investor hereby constitutes and appoints (and will procure that each registered holder from time to time of any of the relevant Subject Shares will constitute and appoint) the Voting Rights Holder as its lawful attorney in fact with power to appoint and execute proxies to vote on its behalf at any general meeting of the Company in respect of any and all Subject Shares owned by it from time to time and to sign any shareholder resolutions in lieu of a meeting and any other consents or waivers in relation to any or all such Subject Shares and to sign and give any required notices of the appointments under this Deed, except in connection with any action, vote or consent to be taken or given in respect of the exclusions to the appointment described in Section 4 below.
          4. Exclusions to the Appointments. The rights to vote 50% of the TW Class A Common Shares and 50% of the TW Class B Common Shares (and 50% of all Equity Securities owned by the TW Investors issued or issuable in exchange for or with respect to or otherwise deriving from the TW Class A Common Shares and the TW Class B Common Shares, respectively, whether (i) by way of dividend, split, subdivision, conversion or consolidation of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or similar transaction) and any other Class A Common Shares acquired by a TW Investor after the date hereof (collectively, the “TW Excluded Shares”) and the appointment of the Representative and the Proxies related to the TW Excluded Shares pursuant to this Deed shall not apply to any action, vote or consent to be taken or given by any TW Investor in respect of any Change of Control Transaction. For the avoidance of doubt, the Voting Rights Holder shall have the sole right to vote, and the Proxies will apply to, with respect to a Change of Control Transaction, any Class B Common Shares that were Transferred to any TW Investor by any RSL Investor pursuant to the Investor Rights Agreement. The rights to vote the Subject Shares and the appointment of the Representative and the Proxies related to the Subject Shares pursuant to this Deed shall not apply to any action, vote or consent to be taken or given by any TW Investor in respect of any actions of the Company described in Section 6.2(a) of the Investor Rights Agreement. The voting of the Subject Shares pursuant to this Deed, shall be subject to the obligations of the RSL Investors set forth in Section 6.1 of the Investor Rights Agreement.
          5. Provisions applying to the Voting Rights Holder.
          5.1 The Voting Rights Holder shall at all times be a “Permitted Holder.” For the purposes of this Deed, a “Permitted Holder” means (a) RSL Savannah, (b) RSL and (c) any Person in the same Group as RSL for so long as such Person remains in the same Group as RSL, provided that such Person is also a “Permitted Holder” under each of the agreements set forth on Schedule A hereto (as such term is defined therein).
          5.2 RSL Savannah hereby warrants and represents to the other parties hereto that RSL Savannah is, on the date hereof, a Permitted Holder.
          5.3 RSL Savannah hereby undertakes to procure that at all times the TW Voting Rights are exercised by or on the instructions of a Permitted Holder.
          5.4 Each of RSL and the Voting Rights Holder shall jointly and severally indemnify and hold harmless the TW Investors against any and all losses, liabilities, damages and expenses (including all reasonable costs and expenses related thereto or incurred in enforcing this Section 5.4) suffered or sustained by the TW Investors arising from claims asserted by any Person with respect to the exercise of the TW Voting Rights by the Voting Rights Holder; provided, however, that under no circumstances shall RSL or the Voting Rights Holder have any obligation to indemnify or hold harmless the TW Investors for any losses, liabilities, damages or expenses arising from (x) any claims asserted by the TW Investors or any of their Affiliates or (y) the exercise of the TW Voting Rights by any Person (including the TW Investors) other than the Voting Rights Holder; provided, further, that the provisions of clauses (x) and (y) above shall not limit any right of the TW Investors to make a claim for a breach of this Deed or otherwise enforce the terms of this Deed.
          6. Representations and Warranties. Each TW Investor hereby severally represents and warrants to the Voting Rights Holder and the Company solely in respect of the Subject Shares held by it as follows:
          6.1 Ownership of Subject Shares. The Voting Rights Holder has sole voting power and sole power to issue instructions with respect to the Subject Shares except in connection with any action, vote or consent to be taken or given in respect of the exclusions to the appointment described in Section 4 (only to the extent of such exclusion).

          6.2 Power; Binding Agreement. It has all requisite power and authority to enter into and perform all of its obligations under this Deed. The execution, delivery and performance of this Deed by it shall not violate any agreement to which it is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Deed has been duly and validly executed and delivered by it and constitutes a legally valid and binding obligation of it, enforceable against it in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which it is a trustee whose consent is required for the execution and delivery of this Deed or the compliance by it with the terms hereof.
          6.3 No Conflicts. Neither the execution and delivery of this Deed by it, nor the compliance by it, with any of the provisions hereof shall (a) conflict with or violate any agreement, Law, rule, regulation, order, judgment or decision or other instrument binding upon it, or any of its properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets, as the case may be, may be bound or affected, or (c) conflict with, or result in any breach of, any organizational documents applicable to it.
          7. Specific Performance. Each TW Investor hereby severally acknowledges and agrees that damages would be an inadequate remedy for any breach of the provisions of this Deed and agrees that the obligations of a TW Investor shall be specifically enforceable by (a) the Voting Rights Holder and (b) the Company, and that the Voting Rights Holder and the Company shall each be entitled to seek injunctive or other equitable relief upon a breach by a TW Investor without the necessity or obligation to prove actual damages. This provision is without prejudice to any other rights the Voting Rights Holder may have against a TW Investor whether pursuant to this Deed, applicable Law or otherwise.
          8. Term.
          8.1 Subject to Section 8.2 hereof, this Deed (and the appointments and Proxies hereunder) shall terminate and be of no further force and effect on the date that is the later of (a) May 18, 2013 and (b) the date that there are no longer any Class B Common Shares outstanding. Notwithstanding the foregoing, but subject to Section 8.2 hereof, at anytime after May 18, 2013, TW may elect to terminate this Deed (and the appointments and Proxies hereunder). Upon termination of this Deed, 50% of the TW Class B Common Shares held by the TW Investors and their Affiliates thereof (and any Class B Common Shares owned by any TW Investor issued or issuable in exchange for or with respect to or otherwise deriving from such TW Class B Common Shares, whether (i) by way of dividend, split, subdivision, conversion or consolidation of shares or (ii) in connection with a reclassification, recapitalization, amalgamation, merger, consolidation, going private, tender offer, change of control, other reorganization or similar transaction)), including without limitation all Class B Common Shares Transferred to any TW Investor or Affiliate thereof by an RSL Investor or any Affiliate thereof, shall automatically and without the need of any further action on the part of the holder of such

Class B Common Shares, convert to Class A Common Shares and the Company hereby agrees that such event will be treated as an automatic election by such Person to convert such Class B Common Shares into Class A Common Shares under Section 3(4) of the Company’s Bye-laws and that, upon any such deemed election, the Company shall amend its register of shares to reflect that conversion.
          8.2 Notwithstanding any other provision to the contrary, this Deed (and the appointments and Proxies hereunder) shall not terminate prior to the date that is the latest maturity date of the outstanding indebtedness of the Company as in effect as of the Effective Date (or the earlier repayment thereof (without giving effect to any extension thereof or amendment thereto)), as set forth on Schedule A hereto or, if earlier, on such date that the ownership of the Subject Shares by the TW Investors would not result in a default, a “Fundamental Change” or the making of a “Change of Control Offer” as such terms are defined in the documents evidencing the outstanding indebtedness of the Company as in effect as of the Effective Date, as set forth on Schedule A hereto, under such indebtedness.
          9. Legend.
          9.1 Subject to Section 9.2, the Parties acknowledge and agree that the Subject Shares shall bear a restrictive legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN IRREVOCABLE VOTING DEED AND CORPORATE REPRESENTATIVE APPOINTMENT, DATED AS OF MAY 18, 2009, BY AND AMONG THE COMPANY, RSL SAVANNAH LLC, RONALD S. LAUDER AND TIME WARNER MEDIA HOLDINGS B.V., AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).
          9.2 The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any such Subject Shares upon the earlier of (i) the termination of this Deed in accordance with Section 8 hereof or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of this Deed.
          10. Miscellaneous.
          10.1 Amendments. This Deed may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.
          10.2 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Deed shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or on the date of transmission if sent by facsimile (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

          (a) if to RSL Savannah, to:
Ronald S. Lauder
767 Fifth Avenue, Suite 4200
New York, New York, 10153
Facsimile: (212) 572-4093
          with a copy to (which shall not constitute notice):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Facsimile: (212) 751-4864
Attention: Raymond Y. Lin
                  Taurie M. Zeitzer
          (b) if to TW, to:
Time Warner Media Holdings B.V.
c/o Time Warner Inc.
One Time Warner Center
New York, NY 10019
Facsimile: 212-484-7167
Attention: General Counsel
Facsimile: 212-484-7299
Attention: Senior Vice President – Mergers and Acquisitions
          with a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 728-8111
Attention: William H. Gump
                 Gregory B. Astrachan
          (c) if to the Company, to:
Central European Media Enterprises Ltd.
c/o CME Development Corporation
52 Charles Street
London W1J 5EU
United Kingdom
Facsimile: +44 871 911 6275
Attention: General Counsel
          with a copy to (which shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: John J. Altorelli
                 Jeffrey A. Potash
Facsimile: (212) 259-6333
          10.3 Successors and Assigns. This Deed shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.
          10.4 Third Party Beneficiaries. The parties hereto agree that nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this Deed.
          10.5 Descriptive Headings. The headings of the articles, sections and subsections of this Deed are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.
          10.6 Applicable Law. THIS DEED SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND RELATIONSHIP HEREUNDER OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF BERMUDA WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS.
          10.7 Counterparts. This Deed may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. This Deed, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Deed bearing the signature of the party so delivering this Deed.
          10.8 Entire Agreement. This Deed, together with the Investor Rights Agreement, the Subscription Agreement, the Registration Rights Agreement, that certain letter agreement by and between Ronald S. Lauder and TWMH dated as of March 22, 2009, and that certain letter agreement by and between the Company and TWMH, dated as of the date hereof, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective affiliates, representatives and agents in respect of such subject matter.
          10.9 SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS DEED SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS DEED, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS

FROM ANY THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 10.2. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
          10.10 Severability. Every term and provision of this Deed is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by Law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Deed. For the avoidance of doubt, in the event that an appointment in the capacity as a proxy or a corporate representative, as the case may be, is deemed unlawful or invalid, the parties hereto agree that the appointment shall be deemed to be in the capacity that was not deemed unlawful or invalid, and any and all actions previously taken, or taken thereafter, shall be deemed to have been taken, and will be taken, in such other capacity.
          10.11 Further Assurances. In connection with this Deed and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary, helpful or appropriate to effectuate and perform the provisions of this Deed and such transactions.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have caused this Deed to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

RSL SAVANNAH LLC
By:	/s/ Ronald S. Lauder
	Name:	Ronald S. Lauder
	Title:	Sole Member

/s/ Ronald S. Lauder
Ronald S. Lauder (for purposes of Section 5.4 only)
Signature Page to Irrevocable Voting Deed and Corporate Representative Appointment

TIME WARNER MEDIA HOLDINGS B.V.
By:	/s/ Stephen N. Kapner
	Name:	Stephen N. Kapner
	Title:	Director
Signature Page to Irrevocable Voting Deed and Corporate Representative Appointment

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
By:	/s/ Wallace Macmillan
	Name:	Wallace Macmillan
	Title:	Chief Financial Officer
Signature Page to Irrevocable Voting Deed and Corporate Representative Appointment

Schedule A
     1. Indenture, by and among Central European Media Enterprises Ltd., Central European Media Enterprises N.V., CME Media Enterprises B.V., The Bank of New York (formerly JPMorgan Chase Bank, N.A. (London Branch)) and J.P. Morgan Bank Luxembourg S.A., dated May 5, 2005.
     2. Loan Agreement, by and between Central European Media Enterprises Ltd. and European Bank for Reconstruction and Development, dated July 21, 2006.
     3. Indenture, by and among Central European Media Enterprises Ltd., Central European Media Enterprises N.V., CME Media Enterprises B.V., BNY Corporate Trustee Services Limited, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated May 16, 2007.
     4. Loan Agreement, by and between Central European Media Enterprises Ltd. and European Bank for Reconstruction and Development, dated August 22, 2007.
     5. Indenture, by and among Central European Media Enterprises Ltd., the Subsidiary Guarantors party thereto and The Bank of New York, dated March 10, 2008.

Schedule B
(a) RSL Savannah
(b) RSL
(c) Any Person in the same Group as RSL for so long as such Person remains in the same Group as RSL

EXHIBIT A
          This JOINDER AGREEMENT (this “Joinder”) to that certain Irrevocable Voting Deed and Corporate Representative Appointment, dated as of May 18, 2009 (the “Deed”), by and among (1) RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”) (RSL Savannah together with all RSL Permitted Transferees (including Ronald S. Lauder (“RSL”)) and their respective successors, permitted assigns, heirs and legal representatives are herein referred to as the “RSL Investors”), (2) Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“TW”) (TW together with all TW Permitted Transferees and their respective successors, permitted assigns, heirs and legal representatives are herein referred to as the “TW Investors”) and (3) Central European Media Enterprises Ltd., a Bermuda company (the “Company”), and any parties to the Deed who agree to be bound by the terms of the Deed, is made and entered into as of [•] by [•] (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Deed.
          WHEREAS, Holder has acquired certain Subject Shares, and as a condition to acquiring such Subject Shares, the Deed requires Holder, as a holder of Subject Shares, to become a party to the Deed, and Holder agrees to do so in accordance with the terms hereof.
          NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Holder, intending to be legally bound, hereby agrees as follows:
          Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, Holder shall become a party to the Deed and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Deed applicable to a holder of Subject Shares, as if Holder had signed the Deed and been an original party thereto.
          Representations and Warranties. Holder hereby represents and warrants as follows: (i) Holder has all requisite power and authority to enter into this Joinder and to carry out his, her or its obligations hereunder; (ii) this Joinder has been duly executed by Holder, and constitutes a valid and binding obligation enforceable against Holder in accordance with its terms; and (iii) Holder has received a copy of the Deed and any and all other information and materials that Holder deems reasonably necessary or appropriate to enable Holder to make an informed decision concerning the transactions contemplated by the Deed.
          Applicable Law. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF BERMUDA WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS.
**********************************

          IN WITNESS WHEREOF, Holder has caused this Joinder to be executed and delivered by its officer hereunto duly authorized as of the date first above written.

Holder
By:
Name:
Title: